UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2010

INLAND REAL ESTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland (State or Other Jurisdiction of Incorporation)	001-32185 (Commission File Number)	36-3953261 (IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523
(Address of Principal Executive Offices)

(630) 218-8000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

Inland Real Estate Corporation (“the Company”) has formed a new joint venture, INP Retail, L.P. (the “Partnership”), with PGGM Private Real Estate Fund, a leading Dutch pension fund administrator and asset manager (“PGGM”).  The Partnership will be governed by a limited partnership agreement dated June 3, 2010 (the “Agreement”) between the Company and an affiliate of PGGM (referred to herein as “PGGM PRE Fund”), as limited partners and INP Retail Management Company, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (the “General Partner”), as the general partner.  Subject to the terms and conditions of the Agreement, the parties anticipate that the Partnership will acquire up to approximately $278 million of neighborhood and community retail centers located in the Company’s targeted markets throughout the Midwest, including up to 16 identified properties currently owned by the Company.  In addition to other requirements, the acquisition of properties by the Partnership is subject to the approval of the limited partners.

The Company will hold a 55% equity ownership interest and PGGM PRE Fund will hold a 45% equity ownership interest in the Partnership.  The General Partner will have general authority for the day-to-day management and operations of the Partnership.  Certain decisions, identified in the Agreement as “major decisions” require the consent of both limited partners.  The General Partner or other affiliates of the Company as agreed to by the limited partners will earn fees for performing the venture’s acquisition, property management and leasing functions and other services provided to the venture.

Initially, the Company has agreed to contribute three retail centers with an approximate net equity value of $45 million.  As of the closing of the Company’s contribution of the three retail centers, PGGM will contribute approximately $20 million of equity capital.

The Agreement provides that, after the initial investment, the Company and the General Partner will identify retail centers meeting specific investment guidelines for acquisition by the Partnership.  If the limited partners agree to the acquisition of a target property, the limited partners will contribute additional capital to the Partnership to cover acquisition expenses.  The Company’s additional capital contribution to the Partnership will be in the form of either a portion of the cash balance remaining from PGGM PRE Fund’s prior cash contribution, or an additional property.  PGGM PRE Fund will contribute additional equity to the venture as new properties are approved for acquisition to cover its portion of acquisition expenses.

Under the terms of the Agreement, Inland’s total contributions to the Partnership will not exceed approximately $160 million.  PGGM PRE Fund’s total equity contribution will not exceed $130 million.

With respect to financing, the Partnership will target an overall loan-to-total-value ratio of 30% with a maximum of 40% during the first year of the existence of the Partnership, and an overall loan-to-value of 40% with a maximum of 50% for the remaining life of the Partnership.

Each property will be held by a single member limited liability company (each, a “Property Entity”).  The sole member of each Property Entity will be one of two limited liability companies qualified as a real estate investment trust (each, a “REIT Entity”).  The Partnership will own no less than 99% of the equity ownership in each REIT Entity.  The remaining equity ownership will be held by that number of persons necessary for such entities to qualify as real estate investment trusts.

The Agreement provides for a maximum term of ten years, subject to extension by the agreement of the limited partners.  The Partnership may be terminated at an earlier date upon certain specified events, including the sale of all owned properties.

Beginning in the sixth year of the Partnership, PGGM PRE Fund has a put option, and the Company has a purchase option, in either event to cause the Company to buy PGGM PRE-Fund’s interest in the Partnership.  Such options allow for the purchase of up to 20% of PGGM PRE-Fund’s interest in the Partnership per year for a purchase price determined through an appraisal process.  The purchase price is payable in cash or in shares of stock of the Company.  The parties may accelerate the exercise of the options upon the dissolution of the Partnership, to the full extent of PGGM PRE-Fund’s interest in the Partnership.

The foregoing discussion of the Agreement and its terms does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated in its entirety into this disclosure by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Limited Partnership Agreement of INP Retail, L.P., dated June 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

Date: June 9, 2010	By:	/s/ Mark E. Zalatoris
	Name:	Mark E. Zalatoris
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Limited Partnership Agreement of INP Retail, L.P., dated June 3, 2010